Exhibit 2
VOTING AGREEMENT
     VOTING AGREEMENT, dated as of April 2, 2008 (this “Agreement") among Claxson Interactive Group Inc., a British Virgin Islands business company (the “Company"), Remainco Inc., a British Virgin Islands business company (“Newco”) and the members of the Company whose names appear on the signature pages of this Agreement (each a “Member” and collectively the “Members”).
     WHEREAS, as of the date hereof, each Member owns of record and Beneficially Owns (as defined in Section 4) and has the sole power to vote, the number of common shares of the Company as set forth opposite such Member’s name on Exhibit A hereto (all such shares and any shares of which ownership of record or the power to vote is hereafter acquired by the Members prior to the termination of this Agreement being referred to herein as the “Shares"); and
     WHEREAS, the Company and Newco, propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement"; capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for the merger of Newco with and into the Company (the “Merger").
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
     1. Voting of Shares. (a) Subject to the satisfaction (or waiver in writing) of each of the conditions set forth in Section 2, each Member, by this Agreement, with respect to its Shares, does hereby agree that, at any meeting of the members of the Company to approve and adopt the Merger Agreement and the Merger, however called, such Member shall vote all of such Member’s Shares (i) in favor of the approval and adoption of the Merger Agreement and the Merger, (ii) in favor of the approval of the Second Amended and Restated Memorandum of Association and Articles of Association of the Company as provided in the Merger Agreement and (iii) against any other action, proposal, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or Newco under the Merger Agreement or which would result in any of the conditions to the Company’s or Newco’s obligations under the Merger Agreement not being fulfilled. Each Member further agrees that, in lieu of voting at a meeting, upon two (2) business days notice, that such Member shall execute and deliver to the Company a written consent approving the Merger Agreement, the Merger and the Second Amended and Restated Memorandum of Association and Articles of Association of the Company as provided in the Merger Agreement.
          (b) The obligations of the Members under this Agreement shall terminate upon the earlier to occur of (i) the closing of the transactions contemplated by the Merger Agreement and (ii) the termination of the Merger Agreement in accordance with its terms.

     2. Conditions to Voting Obligations. The obligations of each Member under Section 1 of this Agreement are subject to the fulfillment (or waiver in writing by such Member) of each of the following conditions: (i) no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint preventing the consummation of the transactions contemplated by the Merger Agreement or this Agreement shall be in effect, nor shall any proceeding have been brought or threatened by any governmental authority seeking any of the foregoing; (ii) the Merger Agreement, and the Second and Amended and Restated Memorandum of Association and Articles of Association of the Company, shall be substantially in the form as Exhibits B and C, respectively, attached hereto. Notwithstanding anything contained herein to the contrary, during the period from the date of this Agreement until the Effective Time (as defined in the Merger Agreement), each Member shall have the right to vote in favor of the approval of a Superior Proposal (as defined in the Merger Agreement) and shall be relieved from such Member’s obligations under Section 1.
     3. No Inconsistent Agreement or Action. Each of the Members hereby covenants and agrees that, except as contemplated by this Agreement, and the Merger Agreement, such Member shall not, nor permit any person or entity under such Member’s control to, enter into any voting agreement or grant a proxy or power of attorney with respect to the Shares held of record or Beneficially Owned (as defined in Section 4) by such Member or form any “group” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules promulgated thereunder, in each such case, which is inconsistent with this Agreement.
     4. Transfer of Title. During the term hereof, each of the Members hereby covenants and agrees that, except as contemplated hereby and by the Merger Agreement, such Member shall not (i) tender any Shares, (ii) sell, assign or transfer record or Beneficial Ownership (as defined below) of any of the Shares, or (iii) further pledge, hypothecate or otherwise dispose of any Shares; provided, that a Member may transfer record ownership of any of the Shares so long as such Member maintains Beneficial Ownership of such Shares (including, without limitation, the unfettered right to vote such Shares in the manner set forth in Section 1). Each Member agrees and understands that in order to enforce the transfer restrictions contained in this Agreement, the Company may (a) direct its transfer agent and registrar to enter stop transfer orders and to not register or cause any third party to register the transfer of any certificate representing any of the Members’ Shares, unless the transfer is made in compliance with this Agreement, and (b) require, if necessary to enforce this Agreement, all certificates representing any of the Members’ Shares to be inscribed with an appropriate legend that reflects this Agreement and the covenants contained herein. For purposes of this Agreement, “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing.
     5. Miscellaneous
          (a) Termination. This Agreement shall be effective as of the date of this Agreement and shall terminate upon the earlier to occur of (i) the closing of the transactions contemplated by the Merger Agreement and (ii) the date the Merger Agreement is terminated in accordance with its terms.

          (b) Additional Shares. If, after the date hereof, a Member acquires the right to vote any additional Shares (any such shares shall be referred to herein as “Additional Shares”), including, without limitation, upon exercise of any option, warrant or right to acquire Shares or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by a Member of record or Beneficial Ownership of such Additional Shares.
          (c) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
          (d) Entire Agreement. This Agreement constitutes the entire agreement among the Company, Newco and the Members with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Company, Newco and the Members with respect to the subject matter hereof.
          (e) Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
          (f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.
          (g) Governing Law. Regardless of the place of execution of this Agreement, the domicile or residence of any party hereto, the location of the principal executive office of any party hereto, or any other fact or circumstance, this Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without regard to conflicts of laws principles). EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF FLORIDA IN ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURTS (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS PARAGRAPH AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SUCH COURTS OR IN THE STATE OF FLORIDA OTHER THAN FOR SUCH PURPOSE. THE

PARTIES HERETO HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.
          (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Claxson Interactive Group Inc.
By:	/s/ Amaya Ariztoy
Name: Amaya Ariztoy
Title: Officer

Remainco Inc.
By:	/s/ Ezequiel Paz
Name: Ezequiel Paz
Title: Officer - Director

/s/ Roberto A. Vivo-Chaneton
Roberto A. Vivo-Chaneton

1947 Carlyle Investments LLC
By:	/s/ Steven I. Bandel
Name: Steven I. Bandel
Title: President

1945 Carlton Investments LLC
By:	/s/ Steven I. Bandel
Name: Steven I. Bandel
Title: President

Hicks, Muse, Tate & Furst Latin America Fund, L.P.

By:	Hicks Muse GP Partners L.A., L.P., its general partner

	By:	Hicks, Muse Latin America Fund I Incorporated, its general partner

		By:	/s/ David W. Knickel

Name: David W. Knickel Title: Vice President

HMTF Holdings

By:	HMTF Fund V Tech Holdings LLC, its general partner

	By:	/s/ David W. Knickel
	Name:	David W. Knickel
	Title:	Vice President

Hicks, Muse, Tate & Furst Latin America Private Fund, L.P.

By:	Hicks, Muse Latin America & Co., L.P., its general partner

	By:	Hicks Muse GP Partners L.A., L.P., its general partner

		By:	Hicks, Muse Latin America Fund I Incorporated, its general partner

			By:	/s/ David W. Knickel

Name: David W. Knickel
Title: Vice President

HMLA 1-SBS Coinvestors, L.P.

By:	Hicks Muse GP Partners L.A., L.P., its general partner

	By:	Hicks, Muse Latin America Fund I Incorporated, its general partner

		By:	/s/ David W. Knickel

Name: David W. Knickel Title: Vice President

Hicks, Muse & Co. Partners, L.P.
By:	HM Partners, Inc., its general partner

By:	/s/ David W. Knickel
Name: David W. Knickel
Title: Vice President

Davivo International Ltd.
By:	/s/ Eric C. Neuman
Name: Eric C. Neuman
Title: Executive Vice President

/s/ Luis H. Moreno III
Luis H. Moreno III

SLI.com Inc.
By:	/s/ Luis H. Moreno III
Name: Luis H. Moreno III
Title: President

Gallia Enterprises Ltd.
By:	/s/ Luis H. Moreno III
Name: Luis H. Moreno III
Title: President

Interamerican Technology, S.A.
By:	/s/ Luis H. Moreno III
Name: Luis H. Moreno III
Title: President

Bulls & Bears Enterprises Inc.
By:	/s/ Luis H. Moreno III
Name: Luis H. Moreno III
Title: President